Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation of our report dated July 1, 2011 relating to the financial statements of NovaMed Pharmaceuticals, Inc., which appears in the Current Report on Form 8 K/A of SciClone Pharmaceuticals, Inc. dated July 5, 2011.

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company

PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Shanghai, the People’s Republic of China

July 5, 2011